UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

EXOPACK HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3070 Southport Road Spartanburg, South Carolina	29302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d) Resignation of Two Directors and Election of Two New Directors

Two of our directors, Clarence E. Terry and Eric Nelson, resigned from their positions as members of the Board of Directors (the “Board”) of Exopack Holding Corp. (the “Company”), effective October 18, 2007. Mr. Nelson also resigned as a member of the Audit Committee of the Board. On the same date, Michael E. Alger and David F. Finnigan were elected to the Board to fill the vacancies created by the departure of Mr. Terry and Mr. Nelson. Mr. Alger was also appointed to serve as a member of the Audit Committee of the Board.

Both Mr. Alger and Mr. Finnigan are employed by Sun Capital Partners, Inc., an affiliate of the ultimate sole shareholder of the Company. There are no other arrangements or understandings between Mr. Alger and any other person, or between Mr. Finnigan and any other person, pursuant to which they were selected to serve on the Board and there exist no related party transactions between Mr. Alger and the Company or between Mr. Finnigan and the Company. Neither Mr. Alger nor Mr. Finnigan will be compensated for serving as directors, but they will be reimbursed for actual expenses incurred in attending meetings of the Board (and, in the case of Mr. Alger, meetings of the Audit Committee).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

By:	/s/ JONATHAN D. HEARD
Name:	Jonathan D. Heard
Title:	Chief Financial Officer

Date:	October 26, 2007